UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2020

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FCEL	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 1, 2020, FuelCell Energy, Inc. (the “Company”) and several selling stockholders of the Company identified below (the “Selling Stockholders”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 thereto (the “Underwriters”), pursuant to which (i) the Company agreed to issue and sell to the Underwriters 19,822,219 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), plus up to 5,177,781 shares of Common Stock pursuant to an option to purchase additional shares (for a total of 25,000,000 shares of Common Stock), and (ii) the Selling Stockholders agreed to sell to the Underwriters 14,696,320 shares of Common Stock, in each case at a price to the public of $6.50 per share. The Underwriters exercised their option to purchase 5,177,781 additional shares from the Company in full on December 2, 2020, resulting in the issuance and sale by the Company at the closing of the offering of a total of 25,000,000 shares. The offering closed on December 4, 2020.

Gross proceeds from the sale by the Company of a total of 25,000,000 shares of Common Stock were approximately $162.5 million. The Company did not receive any proceeds from the sale by the Selling Stockholders of 14,696,320 shares of Common Stock. After the closing of the offering, the number of shares of Common Stock outstanding was 319,706,758. After the closing of the offering, the Selling Stockholders continue to hold outstanding warrants, which were issued pursuant to the Orion Credit Agreement (as defined below), to purchase up to 2,700,000 shares of Common Stock, at an exercise price of $0.242 per share.

Under the terms of the Underwriting Agreement, the Company and the Selling Stockholders paid underwriting discounts and commissions of $0.2275 per share (for a price to the Underwriters of $6.2725 per share). Accordingly, net proceeds to the Company were approximately $156.3 million after deducting other estimated Company expenses.

Under the terms of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Underwriting Agreement contains customary representations, warranties, covenants, obligations of the parties and termination provisions.

In addition, in connection with the offering, the Company and its directors and officers entered into a customary 90-day lock-up agreement with the Underwriters. As part of the offering, J.P. Morgan Securities LLC waived lock-up restrictions entered into in accordance with the common stock offering consummated on October 2, 2020 with respect to all of the shares sold in this offering by the Company and the Selling Stockholders. J.P. Morgan Securities LLC also waived all remaining lock-up restrictions applicable to the Selling Stockholders, including with respect to the warrants to purchase up to 2,700,000 shares of Common Stock (which warrants were issued pursuant to the Orion Credit Agreement), and the Selling Stockholders did not enter into new lock-up agreements in connection with the offering.

The Selling Stockholders are Orion Energy Credit Opportunities Fund II, L.P., Orion Energy Credit Opportunities Fund II GPFA, L.P., Orion Energy Credit Opportunities Fund II PV, L.P., and Orion Energy Credit Opportunities FuelCell Co-Invest, L.P. These Selling Stockholders are the lenders under the Orion Credit Agreement.

As previously disclosed, on October 31, 2019, the Company and certain of its subsidiaries as guarantors entered into a Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Orion Credit Agreement”) with Orion Energy Partners Investment Agent, LLC, as Administrative Agent and Collateral Agent (the “Orion Agent”), and certain lenders affiliated with the Orion Agent for a $200.0 million senior secured credit facility (the “Orion Facility”), structured as a delayed draw term loan to be provided by the lenders primarily to fund certain of the Company’s construction and related costs for fuel cell projects which meet the requirements of the Orion Facility. The Orion Credit Agreement was amended on November 22, 2019, January 20, 2020, February 11, 2020, April 30, 2020, and June 8, 2020.

On November 30, 2020, the Company, its subsidiary guarantors, and the Orion Agent entered into a payoff letter with respect to the Orion Credit Agreement (the “Payoff Letter”). The Payoff Letter specifies that, provided that the repayment in full of all of the Company’s obligations, including the prepayment premium and accrued interest through the repayment date, occurs on or before December 11, 2020, the aggregate prepayment premium set forth in the Orion Credit Agreement shall be reduced from approximately $14.9 million to $4 million and, the Orion Agent, on behalf of itself and the lenders, agrees that (i) the payment by the Company of an aggregate prepayment premium of $4 million shall constitute all of the obligations of the Company and the other loan parties in respect of the prepayment premium under the Orion Credit Agreement and (ii) any portion of the prepayment premium that would otherwise be required to be paid pursuant to the Orion Credit Agreement in excess of the amount specified above shall be deemed waived by the Orion Agent and the lenders. The Payoff Letter further specifies that, in the event that the Company does not payoff the obligations on or before December 11, 2020, the conditional waiver of a portion of the prepayment premium contemplated by the Payoff Letter shall cease to be effective and, accordingly, if the Company shall make any prepayment of the obligations following December 11, 2020, the Company shall be obligated to pay the entire prepayment premium in full as contemplated by the Orion Credit Agreement.

Concurrently with the Orion Agent’s receipt of full payment pursuant to the Payoff Letter, or as reasonably practicable as possible thereafter, the Orion Agent shall deliver to the Company any necessary mortgage satisfactions, releases of liens, discharges, terminations and other release documentation (including, without limitation terminations and/or releases relating to any existing deposit account control agreements) executed by it releasing the Orion Agent’s liens and security interests in all of the assets and property of the Company and its subsidiaries as guarantors.

The foregoing description of the Underwriting Agreement and the lock-up agreement is qualified in its entirety by reference to the Underwriting Agreement (including the Form of Lock-Up Agreement which is attached as Exhibit B to the Underwriting Agreement), a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. The foregoing description of the Payoff Letter is qualified in its entirety by reference to the Payoff Letter, a copy of which was previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on December 1, 2020.

 The offering was made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-251054) and the prospectus supplement, dated December 1, 2020, and accompanying prospectus, dated December 1, 2020, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act.

The legal opinion of Foley & Lardner LLP relating to the legality of the issuance and sale of the shares of Common Stock in the offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares of Common Stock, nor shall there be any offer, solicitation or sale of shares of Common Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 7.01.	Regulation FD Disclosure.

On December 1, 2020, the Company issued a press release announcing the launch of the offering and a separate press release announcing the pricing of the offering; and on December 4, 2020, the Company issued a press release announcing the exercise of the Underwriters’ option to purchase additional shares in the offering and the closing of the transaction, copies of which are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively.

The information contained in Item 7.01 of this report, including Exhibits 99.1, 99.2 and 99.3, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of December 1, 2020, by and among FuelCell Energy, Inc., the Selling Stockholders named therein, and J.P. Morgan Securities LLC, as representative of the several Underwriters named therein.
5.1	Legal Opinion of Foley & Lardner LLP.
23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).
99.1	Press Release issued by FuelCell Energy, Inc. on December 1, 2020.
99.2	Press Release issued by FuelCell Energy, Inc. on December 1, 2020.
99.3	Press Release issued by FuelCell Energy, Inc. on December 4, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: December 4, 2020	By:	/s/ Michael S. Bishop
Michael S. Bishop
Executive Vice President and Chief Financial Officer